Filed Pursuant to Rule 433

to Prospectus dated November 2, 2017

Registration Statement No. 333-221291

We are pleased to announce that our Dominion Energy Reliability Investment (DERI) program is now “live” for our small test group of Dominion Energy employees. We invite you to participate in DERI and also to provide critical feedback to our team as you experience the look and feel of our program.

There are two ways to learn more about DERI and to receive enrollment materials, including the application, prospectus, FAQs, and other helpful information:

1.	Call the DERI customer service center at 866-876-0001 and request an Enrollment Kit

2.	Go to our DERI DomNet website by clicking here. Once on the site, you can use the links toward the bottom of the page to print an application and view/print the prospectus and other documents related to the program. For your convenience, we have attached the Enrollment FAQs (also available on the DomNet website) to this e-mail. This website also displays current interest rates offered.

We also have a few Enrollment Kits on hand and will deliver them to a subset of those in the test group. It’s by design that we’re not handing everyone a physical copy—we want a portion of our test group to “experience the process” of receiving enrollment materials using one of the two options above.

We are keenly interested in your feedback on your experience with the entire DERI process, including the various features, materials, and customer service. We’ll reach out in the coming weeks to get your thoughts as we prepare to launch the program to the entire Dominion Energy workforce and—after that—nationally to the general public.

One final note: You have been hand-selected for this invitation into in the pilot phase, as we think we would benefit from your insights and feedback—if you think any of our other colleagues may be interested in participating in the test group, please let us know, and we will reach out to them directly.

Thank you in advance for your participation. In the meantime, feel free to reach out to Blake O’Brien, Cory Engelhard, or me with questions.

Jim

James R. Chapman

SVP Mergers & Acquisitions and Treasurer